Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Vice President of Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS

- Q1 GAAP EPS $0.44 and Adjusted EPS $0.46 -

- $224 Million in Q1 Orders - Book-to-bill of 1.27x -

-$177M in Sales - 8.8% increase over Q1 2021 –

ST. LOUIS, February 8, 2022 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2021 (Q1 2022) compared to the first quarter ended December 31, 2020 (Q1 2021).

Vic Richey, Chairman and Chief Executive Officer, commented, “We continue to see business conditions stabilize as we delivered solid sales growth and strong entered orders in the quarter. Our teams worked diligently during the quarter to address ongoing labor and material availability challenges and I want to thank all of our employees for their efforts to effectively respond to these disruptions and support our customers. We estimate these labor and supply chain constraints impacted our sales in the first quarter by $5 to $8 million. We view these as timing issues that we will manage during the course of the year, and we are very encouraged by the continuing order strength across all three of our business segments. Our solid orders growth and record ending backlog give us confidence that we are on track to deliver our stated revenue and earnings goals for the year.

“The integration of our recent acquisitions has gotten off to a good start. As previously announced, Altanova and Phenix were acquired during our fiscal 2021 fourth quarter, and are now part of our USG segment. We continue to make good progress on aligning our product and channel strategies around the world to drive growth in the global utility markets. In Q1 we also announced that the A&D group had acquired NEco. This company will fit in nicely within ESCO’s PTI subsidiary and bring complementary product technologies as well as strong customer relationships. We are very pleased to welcome these three companies and their teams to ESCO and we are confident of the value they can bring to our company over time.”

Earnings Summary

Q1 2022 GAAP EPS was $0.44 per share (GAAP net earnings of $11.5 million) and included the net earnings impact of the Q1 2022 Discrete Items described below. Excluding the net earnings impact of the Discrete Items, Q1 2022 Adjusted EPS was $0.46 per share.

Q1 2021 GAAP EPS was $0.49 per share (GAAP net earnings of $12.8 million) and included the net earnings impact of the Q1 2021 Discrete Items described below. Excluding the net earnings impact of the Discrete Items, Q1 2021 Adjusted EPS was $0.52 per share.

Discrete Items

The financial results presented include certain non-GAAP financial measures such as EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents. Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

During Q1 2022, the Company incurred $0.6 million ($0.02 per share) of after-tax charges associated with the Altanova and NEco acquisition inventory step-up charges and acquisition related costs at Corporate. These costs are excluded from the calculation of Q1 2022 Adjusted EBITDA and Adjusted EPS.

During Q1 2021, the Company incurred $0.8 million ($0.03 per share) of after-tax charges associated with the Doble Manta facility consolidation ($0.02 per share) and ATM acquisition inventory step-up ($0.01 per share). These costs are excluded from the calculation of Q1 2021 Adjusted EBITDA and Adjusted EPS.

Operating Highlights

•	Q1 2022 Sales of $177.0 million increased $14.3 million (8.8 percent) compared to Q1 2021. Sales increased $15.4 million related to recent acquisitions (9.5 percent) and decreased $1.1 million (0.6 percent) organically during the quarter. Organic sales growth of $2.7 million in A&D and $1.8 million in Test was offset by a decrease of $5.6 million in USG, of which approximately $3 million related to shipment delays caused by supply chain issues.

•	Gross margin remained consistent at 38.8 percent in both Q1 2022 and Q1 2021, despite the negative impact of wage and material cost inflation in the first quarter of 2022.

•	SG&A expenses increased $5.6 million in Q1 2022 compared to Q1 2021. This increase was primarily due to the SG&A contribution from recent acquisitions and wage inflation.

•	Interest expense increased $0.2 million in Q1 2022 compared to the prior year period related to higher debt outstanding.

•	The Q1 2022 effective income tax rate was 22.3 percent versus 22.5 percent in the prior year period.

•	Q1 2022 Entered Orders increased $66 million (42 percent) over the prior year period to $224 million (book-to-bill of 1.27x). Ending backlog increased $47 million (8 percent) in the quarter, with significant order strength across all three business segments.

•	Net cash provided by operating activities was $2 million in Q1 2022, a decrease of $23 million from the prior year period mainly due to changes in contract assets and liabilities related to revenue recognized for performance completed and the decrease in milestone payments received in the current quarter. Cash flow was also negatively impacted by a decrease in accrued expenses due to timing of payments in the quarter.

•	Net debt (total borrowings less cash on hand) was $142 million with a 1.34x leverage ratio and $541 million in liquidity at December 31, 2021.

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $3.6 million (5 percent) to $70.2 million in Q1 2022 from $66.6 million in Q1 2021, due to strong growth in commercial and military aerospace, partially offset by $2 to $5 million of shipment delays due to supply chain and labor availability issues. The NEco acquisition added $0.9 million to the sales growth.

•	EBIT increased $1.7 million in Q1 2022 to $10.0 million, with a 14.2 percent EBIT margin. Adjusted EBIT increased $1.6 million in Q1 2022 to $10.2 million from $8.6 million in Q1 2021, with a 14.4 percent Adjusted EBIT margin in Q1 2022 compared to 12.9 percent in prior year Q1. The profit improvement was driven by price increases and leverage on higher aerospace revenue, partially offset by inflation and lower industrial sales.

•	Entered Orders were $90 million in Q1 2022 (book-to-bill of 1.28x) compared to $65 million in Q1 2021. It was the third consecutive quarter of solid order growth in aerospace. The order strength was driven in the commercial market by the 737 production ramp up and A350 orders, and in the defense market by F-35 and V22 Osprey orders. Overall, A&D orders increased 38 percent in the quarter compared to the prior year and resulted in a $20 million increase in ending backlog to $387 million.

Utility Solutions Group (USG)

•	Sales increased $9.0 million (17 percent) to $63.5 million in Q1 2022 from $54.5 million in Q1 2021. Sales increased $14.5 million related to the contribution from the Altanova and Phenix acquisitions. USG organic sales decreased by $5.6 million due to lower sales at Doble, of which approximately $3 million was the result of the previously stated shipment delays related to component shortages. In addition, Q1 2021 sales benefitted from strong year-end buying from our core utility customers that was not repeated in Q1 2022. NRG’s revenue increased 21 percent as the renewables markets continue to have high levels of activity.

•	EBIT increased $0.7 million in Q1 2022 to $13.4 million from $12.7 million in Q1 2021. Adjusted EBIT increased $0.4 million in Q1 2022 to $13.8 million from $13.4 million in Q1 2021, with a 21.8 percent Adjusted EBIT margin in Q1 2022 versus 24.5 percent in the prior year. The increase in Adjusted EBIT was primarily due to the sales contribution from Phenix and Altanova, price increases, and leverage on higher renewables revenue, partially offset by wage and material cost inflation and lower organic sales at Doble.

•	Entered Orders were $66 million in Q1 2022 (book-to-bill of 1.04). The $18 million (36 percent) increase in Q1 2022 orders resulted in ending backlog of $94 million. The orders growth was driven by $14 million in Phenix and Altanova orders, a $3 million increase in renewables and a $1 million increase in core Doble products and services.

Test

•	Sales increased $1.8 million (4 percent) to $43.3 million in Q1 2022 from $41.5 million in Q1 2021, due to price increases and revenue growth related to Test and Measurement projects in China and power filters in the U.S.

•	EBIT decreased $1.3 million in Q1 2022 to $4.0 million from $5.3 million in Q1 2021, with a 9.2 percent EBIT margin. Increased profit related to volume and price increases was more than offset by material cost increases and wage inflation.

•	Entered Orders were $68 million in Q1 2022 (book-to-bill of 1.57x) compared to $43 million in Q1 2021. The order growth was driven by test and measurement and power filter orders domestically and large projects in Europe. The $25 million (56 percent) increase in Q1 2022 orders resulted in an ending backlog of $158 million.

Summary Commentary

In Q1 2022, entered orders were up $66 million (42 percent) over the prior year to $224 million, due to the initial impact of our recent acquisitions, and growth in our commercial and defense aerospace, renewables and Test end-markets.

In USG, orders and revenue growth were driven by renewables and recent acquisitions as the overall electric utility market continues to be impacted by reduced domestic electricity consumption related to the pandemic, which in turn impacts utility spending on investments in grid maintenance and testing. We remain confident in the long-term growth potential of the global utility market. The drive for de-carbonization, digitization of grid assets, and more resilient power systems will require significant investments in the future. Our USG segment is well positioned to serve the global utility market with products and solutions that range from supporting renewable energy generation, to maintaining and protecting transmission and distribution assets.

Q1 2022 sales increased 8.8 percent over the prior year, on the strength of recent acquisitions, and solid organic growth in our aerospace, renewables, and Test end-markets, partially offset by lower core Doble sales. Q1 Adjusted EBITDA margin decreased to 16.1 percent from 17.3 percent in the prior year, primarily driven by wage and material cost inflation partially offset by price increases and leverage from revenue growth.

Vic Richey, Chairman and Chief Executive Officer, commented, “Despite ongoing headwinds in the quarter, our orders and revenue strength, and solid leadership position in the niche end-markets that we serve gives us confidence that we are well positioned to deliver profitable long-term growth and shareholder value as our end-markets continue to recover.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 19, 2022 to stockholders of record on April 4, 2022.

Share Repurchase Program

As previously announced in our August 9, 2021 press release, the Company’s Board of Directors approved a new stock repurchase program. During Q1 2022, the Company repurchased approximately 116,000 shares for $10 million.

Business Outlook – 2022

Management’s expectations for 2022 remain consistent with the details outlined in our November 18, 2021 release.  Our 2022 guidance represents meaningful growth in sales, Adjusted EBIT, and Adjusted EBITDA across each of the Company’s business segments.

As mentioned previously, our Q1 2022 revenue was negatively impacted by labor and material availability issues in certain parts of our business. These are viewed as timing issues that we expect to address during the year, and we are maintaining our outlook for 2022 of adjusted earnings per share in the range of $3.10 to $3.20. This EPS outlook is predicated on sales in the range of $815 to $835 million (an increase of 14 to 17 percent). Despite the short-term challenges, we expect modest EPS growth in Q2. We are working to increase capacity in certain parts of the business and to manage supply chain challenges. As these areas continue to improve, we expect the second half sales and profitability to ramp up significantly.

Conference Call

The Company will host a conference call today, February 8, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2022 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 5014737).

Forward-Looking Statements

Statements in this press release regarding the timing and magnitude of recovery in the Company’s end markets, the continuing impacts of COVID-19 on the Company’s results, sales, Adjusted SG&A, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, cash flow, results of cost reduction efforts, margins, growth, the financial success of the Company, the strength of its end markets, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the timing and success of acquisition efforts, internal investments in new products and solutions, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic and the effects of known or unknown COVID-19 variants including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of Executive Order 14042 and other vaccine mandates on our employees and businesses; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described above in Discrete Items, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above in Discrete Items and reconciled in the attached Reconciliation of Non-GAAP Financial Measures, which were ($0.02) per share in Q1 2022.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, Navy, space and process markets worldwide, as well as composite-based products and solutions for Navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020
Net Sales	$177,010		162,674
Cost and Expenses:
Cost of sales	108,305		99,622
Selling, general and administrative expenses	46,635		41,000
Amortization of intangible assets	6,467		4,948
Interest expense	733		541
Other expenses, net	33		23
Total costs and expenses	162,173		146,134

Earnings before income taxes	14,837		16,540
Income tax expense	3,313		3,722

Net earnings	$11,524		12,818

Diluted - GAAP	$0.44		0.49

Diluted - As Adjusted Basis	$0.46	(1)	0.52	(2)

Diluted average common shares O/S:	26,142		26,182

(1) Q1 2022 Adjusted EPS excludes $0.02 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

(2) Q1 2021 Adjusted EPS excludes $0.03 per share of after-tax charges associated with the Doble Manta facility consolidation and ATM acquisition inventory step-up.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q1 2022	Q1 2021	Q1 2022	Q1 2021
Net Sales
Aerospace & Defense	$70,244	66,616	70,244	66,616
USG	63,485	54,540	63,485	54,540
Test	43,281	41,518	43,281	41,518

Totals	$177,010	162,674	177,010	162,674

EBIT
Aerospace & Defense	$9,955	8,260	10,150	8,580
USG	13,391	12,731	13,841	13,381
Test	3,965	5,342	3,965	5,342
Corporate	(11,741)	(9,252)	(11,561)	(9,192)
Consolidated EBIT	15,570	17,081	16,395	18,111
Less: Interest expense	(733)	(541)	(733)	(541)
Less: Income tax expense	(3,313)	(3,722)	(3,503)	(3,959)
Net earnings	11,524	12,818	12,159	13,611

Note 1: Adjusted net earnings were $12.2 million in Q1 2022 which excludes $0.02 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

Note 2: Adjusted net earnings were $13.6 million in Q1 2021 which excludes $0.03 per share of after-tax charges associated with the Doble Manta facility consolidation and ATM acquisition inventory step-up.

EBITDA Reconciliation to Net earnings:
		Q1 2022		Q1 2021
	Q1 2022	- As Adj	Q1 2021	- As Adj
Consolidated EBITDA	$27,742	28,567	27,093	28,123
Less: Depr & Amort	(12,172)	(12,172)	(10,012)	(10,012)
Consolidated EBIT	15,570	16,395	17,081	18,111
Less: Interest expense	(733)	(733)	(541)	(541)
Less: Income tax expense	(3,313)	(3,503)	(3,722)	(3,959)
Net earnings	$11,524	12,159	12,818	13,611

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31, 2021	September 30, 2021
Assets
Cash and cash equivalents	$55,715	56,232
Accounts receivable, net	135,874	146,341
Contract assets	100,863	93,771
Inventories	165,021	147,148
Other current assets	27,329	22,662
Total current assets	484,802	466,154
Property, plant and equipment, net	155,712	154,265
Intangible assets, net	411,679	409,250
Goodwill	509,268	504,853
Operating lease assets	31,117	31,846
Other assets	11,638	10,977
	$1,604,216	1,577,345

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	63,651	56,669
Contract liabilities	111,596	108,814
Other current liabilities	70,627	92,281
Total current liabilities	265,874	277,764
Deferred tax liabilities	80,962	73,560
Non-current operating lease liabilities	26,709	28,032
Other liabilities	37,394	44,293
Long-term debt	178,000	134,000
Shareholders' equity	1,015,277	1,019,696
	$1,604,216	1,577,345

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020
Cash flows from operating activities:
Net earnings	$11,524	12,818
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	12,172	10,012
Stock compensation expense	1,685	1,368
Changes in assets and liabilities	(30,837)	1,132
Effect of deferred taxes	7,402	(538)
Net cash provided by operating activities	1,946	24,792

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(15,592)	(6,508)
Capital expenditures	(14,133)	(5,973)
Additions to capitalized software	(1,958)	(1,554)
Net cash used by investing activities	(31,683)	(14,035)

Cash flows from financing activities:
Proceeds from long-term debt	74,000	30,000
Principal payments on long-term debt and short-term borrowings	(30,000)	(36,525)
Dividends paid	(2,079)	(2,084)
Purchases of common stock into treasury	(9,997)	0
Other	(2,737)	0
Net cash provided (used) by financing activities	29,187	(8,609)

Effect of exchange rate changes on cash and cash equivalents	33	2,654

Net (decrease) increase in cash and cash equivalents	(517)	4,802
Cash and cash equivalents, beginning of period	56,232	52,560
Cash and cash equivalents, end of period	$55,715	57,362

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q1 2022	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/21	$367,216	91,631	133,176	592,023
Entered Orders	90,201	66,236	67,949	224,386
Sales	(70,244)	(63,485)	(43,281)	(177,010)
Ending Backlog - 12/31/21	$387,173	94,382	157,844	639,399

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q1 2022
EPS – GAAP Basis – Q1 2022	$0.44
Adjustments (defined below)	0.02
EPS – As Adjusted Basis – Q1 2022	$0.46

Adjustments exclude $0.02 per share consisting of Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs in the first quarter of 2022.  The $0.02 of EPS adjustments per share consists of $825K of pre-tax charges offset by $190K of tax benefit for a net impact of $635K.

EPS – Adjusted Basis Reconciliation – Q1 2021
EPS GAAP Basis – Q1 2021	$0.49
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – Q1 2021	$0.52

  Adjustments exclude $0.03 per share consisting of move costs associated with the Doble Manta facility consolidation and ATM acquisition inventory step-up in the first quarter of 2021.  The $0.03 of EPS adjustments per share consists of $1,030K of pre-tax charges offset by $237K of tax benefits for a net impact of $793K.